CONFIRMING STATEMENT

This Statement confirms that the undersigned, Jeffrey G. Clevenger, has authorized and designated each of Deborah J. Friedman, Jerry W. Danni and Robert P. Vogels, signing singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Golden Minerals Company.  The authority of each of Deborah J. Friedman, Jerry W. Danni and Robert P. Vogels under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Golden Minerals Company, unless earlier revoked in writing.  The undersigned acknowledges that Deborah J. Friedman, Jerry W. Danni and Robert P. Vogels are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	April 13, 2010

/s/ Jeffrey G. Clevenger
Jeffrey G. Clevenger